================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           FIGGIE INTERNATIONAL INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

================================================================================

                           FIGGIE INTERNATIONAL INC.

                               4420 SHERWIN ROAD
                             WILLOUGHBY, OHIO 44094
                           (THROUGH DECEMBER 1, 1997)

                             5875 LANDERBROOK DRIVE
                          MAYFIELD HEIGHTS, OHIO 44124
                            (AFTER DECEMBER 1, 1997)

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of Class A Common Stock, par value $.10 per share, and the holders of Class B Common Stock, par value $.10 per share, of Figgie International Inc. (the "Corporation") will be held at Interstate Electronics Corporation, 604 East Vermont Avenue, Anaheim, California, on Wednesday, December 10, 1997, at 9:00 a.m. Pacific Standard Time, to consider and take action with respect to the following:

     1. To elect a class of two Directors each for a term of three years and until their successors shall be elected and qualified; and

     2. To conduct such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Holders of Class A Common Stock and holders of Class B Common Stock of record at the close of business on November 3, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                              By Order of the Board of Directors

                                              Glen W. Lindemann
                                              President and Chief Executive
                                              Officer
Dated: November 7, 1997

                            YOUR VOTE IS IMPORTANT.
               PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY/VOTING
            INSTRUCTION CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

                           FIGGIE INTERNATIONAL INC.

                               4420 SHERWIN ROAD
                             WILLOUGHBY, OHIO 44094
                           (THROUGH DECEMBER 1, 1997)

                             5875 LANDERBROOK DRIVE
                          MAYFIELD HEIGHTS, OHIO 44124
                            (AFTER DECEMBER 1, 1997)

                            ------------------------

                                PROXY STATEMENT

                           MAILED ON NOVEMBER 7, 1997

         ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 10, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Figgie International Inc. (the "Corporation") to be used at the Annual Meeting of the holders of Class A Common Stock, par value $.10 per share (the "Class A Common Stock"), and the holders of Class B Common Stock, par value $.10 per share (the "Class B Common Stock"), of the Corporation to be held on December 10, 1997 and at any adjournments thereof. The time and place of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders which accompanies this Proxy Statement.

     The expense of soliciting proxies, including the costs of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Corporation. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or telegraph, and the Corporation may pay persons holding shares for others their expenses in sending proxy material to their principals. Solicitation of proxies may also be made on behalf of the Board of Directors by Morrow & Company at a total cost, including fees and expenses, of approximately $6,000. Proxies may be solicited by Morrow & Company by personal interview, mail, telephone, facsimile and telegraph.

                                 VOTING RIGHTS

     Only stockholders of record at the close of business on November 3, 1997 are entitled to notice of and to vote at the Annual Meeting. The proxy will also serve to instruct the trustees of the Figgie International Inc. Stock Ownership Trust and Plan (the "ESOP"), the Figgie International Inc. Supplementary Retirement Savings Plan, the Figgie International Inc. Savings Plan for Hourly Paid Employees and the Figgie International Inc. 401(k) Savings Plan for Bargaining Unit Employees on how to vote any shares of the Corporation's common stock held by the plans. The number of shares printed on the proxy/voting instruction card accompanying this proxy statement includes, when applicable, shares allocated to the participants in any such plan.

     At the close of business on November 3, 1997, the Corporation had outstanding 13,738,930 shares of Class A Common Stock and 4,712,747 shares of Class B Common Stock. The holders of issued and outstanding shares of Class A Common Stock are generally entitled to 1/20 of one vote for each share held by them on each matter to be presented with certain exceptions set forth below. The holders of issued and outstanding shares of Class B Common Stock are generally entitled to one vote for each share held by them on each matter to be presented with certain exceptions set forth below.

     Article Sixth of the Corporation's Restated Certificate of Incorporation (the "Substantial Stockholder Provision") places limitations on the ability of certain persons coming within the definition of a "Substantial Stockholder" (other than any employee stock ownership or similar plan of the Corporation or a trustee with respect thereto) to vote shares of the Corporation's voting stock beneficially owned by them. A Substantial Stockholder is defined as any beneficial owner of more than a "threshold percentage" -- generally 20.00% -- of the outstanding shares of any class of voting stock of the Corporation. If a stockholder's percentage of shares of a class of voting stock of the Corporation increases above the threshold applicable to him as a result of purchases, redemptions or other acquisitions of shares of the class by the Corporation or decreases below the threshold applicable to him as a result of an issuance of shares of a class by the Corporation or a reduction in beneficial ownership by the stockholder, then the stockholder's threshold percentage is adjusted to equal the percentage of outstanding shares of the class held immediately after such event, but never below 20.00%. The record holders of any shares beneficially owned by a Substantial Stockholder are entitled to 1/20 of one vote for each share of Class A Common Stock held and one vote for each share of Class B Common Stock held up to the Substantial Stockholder's threshold percentage of each class or series, and 1/100 of such vote for each share held in excess of such threshold percentage for each class or series. Thus, a Substantial Stockholder holding shares in excess of the applicable threshold percentage would be entitled to 1/2000 of a vote for each such share of Class A Common Stock and 1/100 of a vote for each such share of Class B Common Stock. Also, a Substantial Stockholder may exercise a maximum percentage of the voting power of each class or series equal to his threshold percentage for that class plus 5%. The excess shares owned above the threshold percentage plus 5% cannot be voted by the Substantial Stockholder. The aggregate voting power of a Substantial Stockholder, so limited, is allocated proportionately among the record holders of the shares beneficially owned by the Substantial Stockholder.

     As of September 30, 1997, the Corporation believes that no stockholder of the Corporation beneficially owned shares in excess of such stockholder's applicable threshold percentage.

     The holders of record of shares entitled to cast a majority of the votes entitled to be cast must be present in person or represented by proxy in order to constitute a quorum for the holding of the Annual Meeting.

     Candidates for election as Directors receiving a plurality of the votes of holders of Class A Common Stock and holders of Class B Common Stock present in person or represented by proxy, voting together and not as separate classes, will be elected to the seats on the Board of Directors of the class whose term expires in 2000.

     Shares entitled to vote represented by proxies which are properly executed and returned before the Annual Meeting will be voted at the Annual Meeting as directed therein. If no vote is specified therein, the shares will be voted "FOR" the election of the nominees for Director named in the Proxy Statement. Shares represented by proxies which are marked "WITHHELD" with regard to the election of the nominees for Director will be excluded entirely from the vote and will have no effect.

     The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will be voted on such matters in the discretion of the proxy holders insofar as the proxies are not limited to the contrary. The Delaware General Corporation Law provides that, unless otherwise provided in the proxy and unless the proxy is coupled with an interest, a stockholder may revoke a proxy previously given at any time prior to its exercise at the Annual Meeting. A stockholder who has given a proxy may revoke it at any time before it is exercised by delivering to any of the persons named as proxies, or to the Corporation addressed to the Secretary, an instrument revoking the proxy, by appearing at the Annual Meeting and voting in person or by executing a later dated proxy which is exercised at the Annual Meeting.

                             PRINCIPAL STOCKHOLDERS

     The stockholders named in the following table are those which are known to the Corporation to be the beneficial owners of 5% or more of the Corporation's Class A Common Stock or Class B Common Stock. Unless otherwise indicated, the information is as of November 3, 1997. For purposes of this table, and as used elsewhere in this Proxy Statement, the term "beneficial owner" means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of, a security or the power to dispose, or to direct the disposition of, a security or has the right to acquire shares within sixty (60) days. Except as otherwise indicated, the Corporation believes that each owner listed below exercises sole voting and dispositive power over his or its shares.

                                                                   AMOUNT AND
                                                                   NATURE OF
                                   NAME AND ADDRESS OF             BENEFICIAL       PERCENT
    TITLE OF CLASS                  BENEFICIAL OWNER               OWNERSHIP       OF CLASS
-----------------------    -----------------------------------    ------------     ---------
Class A Common Stock       NewSouth Capital Management, Inc.      1,827,991(1)       13.3%
                           1000 Ridgeway Loop Road, Suite 233
                           Memphis, TN 38120
Class A Common Stock       The Prudential Insurance Company of      969,600(2)        7.1%
                           America
                           Prudential Plaza
                           Newark, NJ 07102-3777
Class A Common Stock       Westchester Capital Management          927,627 (3)        6.8%
                           100 Summit Lake Drive
                           Valhalla, NY 10595
Class A Common Stock       Wellington Management Company           825,000 (4)        6.0%
                           75 State Street
                           Boston, MA 02109
Class A Common Stock       J.O. Hambro & Partners Limited           736,100(5)        5.4%
                           10 Park Place
                           London SW1A 1LP
                           England
Class B Common Stock       Wilmington Trust Corporation           1,028,868(6)       21.8%
                           1100 North Market Street
                           Wilmington, DE 19890
Class B Common Stock       The Figgie Family Group                  939,088(7)       19.9%
                           37001 Shaker Boulevard
                           Hunting Valley, OH 44022
Class B Common Stock       Mentor Partners LP                       433,300(8)        9.2%
                           500 Park Avenue
                           New York, NY 10022
Class B Common Stock       The Goldman Sachs Group, L.P.            283,188(9)        6.0%
                           85 Broad Street
                           New York, NY 10004

---------------

(1) This amount, as reflected in a report on Schedule 13G dated February 13, 1996 and as of December 31, 1995, consists of 1,737,991 shares as to which the reporting person claims sole voting power, 90,000 shares as to which the reporting person claims shared voting power and 1,827,991 shares as to which the reporting person claims sole dispositive power. The reporting person does not claim any shared dispositive power.

(2) This amount, as reflected in a report on Schedule 13G dated January 28, 1997 and as of December 31, 1996, consists of 720,600 shares as to which the reporting person claims sole voting power, 241,300 shares as to which the reporting person claims shared voting power, 720,600 shares as to which the reporting person claims sole dispositive power and 249,000 shares as to which the reporting person claims shared dispositive power.

(3) This amount, as reflected in a report on Schedule 13G dated February 5, 1997 and as of December 31, 1996, consists of 863,872 shares as to which the reporting person claims sole voting power, 63,800 shares as to which the reporting person claims shared voting power, 863,872 shares as to which the reporting person claims sole dispositive power and 63,800 shares as to which the reporting person claims shared dispositive power.

(4) This amount, as reflected in a report on Schedule 13G dated January 24, 1997 and as of December 31, 1996, consists of 405,400 shares as to which the reporting person claims shared voting power and 825,000 shares as to which the reporting person claims shared dispositive power. The reporting person does not claim any sole voting power or sole dispositive power.

(5) This amount, as reflected in a report on Schedule 13D dated September 9, 1997 and as of September 9, 1997, consists of 736,100 shares as to which the reporting person claims shared voting and dispositive power. The reporting person does not claim any sole voting or dispositive power.

(6) This amount, as reflected in a report on Schedule 13G dated February 3, 1997 and as of December 31, 1996, filed by Wilmington Trust Corporation ("WT Corporation") and Wilmington Trust Company ("WT Company") consists of 261,872 shares as to which WT Corporation and WT Company claim sole voting and dispositive power and 766,996 shares as to which WT Corporation and WT Company claim shared voting and dispositive power.

(7) This amount, based upon reports on Form 4 dated August 25, 1997, filed by Harry E. Figgie, Jr. and Nancy F. Figgie, and a report on Schedule 13D/A dated July 2, 1997, filed by Harry E. Figgie, Jr., Nancy F. Figgie, Harry E. Figgie, III, Mark P. Figgie, Matthew P. Figgie, The Figgie Family Foundation and The Clark-Reliance Corporation, as a group, consists of 579,734 shares as to which Harry E. Figgie, Jr. claims sole voting and dispositive power, 57,881 shares as to which Nancy F. Figgie claims sole voting and dispositive power, 105,995 shares as to which Harry E. Figgie, III claims sole voting and dispositive power, 58,189 shares as to which Mark P. Figgie claims sole voting and dispositive power, 613 shares as to which Matthew P. Figgie claims sole voting and dispositive power, 2,112 shares as to which The Figgie Family Foundation claims sole voting and dispositive power and as to which Harry E. Figgie, Jr. claims shared voting and dispositive power and 134,564 shares as to which The Clark-Reliance Corporation claims sole voting and dispositive power. Except as indicated, the reporting persons do not claim any shared voting power or shared dispositive power. The members of the Figgie Family Group filed a report on Schedule 13D/A with the Securities and Exchange Commission (the "SEC") on September 11, 1995 to report their formation of a "group" for the purpose of disposing of their investment in the Corporation.

(8) This amount, as reflected in a report on Schedule 13D/A dated December 27, 1995 and as of December 31, 1995, consists of 433,300 shares as to which the reporting person claims sole voting and dispositive power. The reporting person does not claim any shared voting power or shared dispositive power.

(9) This amount, as reflected in a report on Schedule 13G dated February 14, 1997 and as of December 31, 1996, filed by The Goldman Sachs Group, L.P. and Goldman Sachs & Co. consists of 293,188 shares as to which the reporting person claims shared voting power and 293,188 shares as to which the reporting person claims shared dispositive power. The reporting person does not claim any sole voting power or sole dispositive power.

                         STOCK OWNERSHIP OF DIRECTORS,
                   NOMINEES FOR DIRECTOR, EXECUTIVE OFFICERS
                      AND THREE FORMER EXECUTIVE OFFICERS

     The following table and notes thereto set forth information, as of September 30, 1997 (except as specified below), with respect to the beneficial ownership of shares of Class A Common Stock and Class B Common Stock by each Director, each nominee for Director and each Executive Officer named in the Summary Compensation Table (which includes three former Executive Officers) and, as a group, by the Directors and current Executive Officers of the Corporation, based upon information furnished to the Corporation by such persons.

                                                       AMOUNT OF BENEFICIAL
                                                          OWNERSHIP AS OF
                                                       SEPTEMBER 30, 1997(1)
                                                    ---------------------------
                                     CLASS A        PERCENTAGE       CLASS B        PERCENTAGE
    NAME OF BENEFICIAL OWNER       COMMON STOCK      OF CLASS      COMMON STOCK      OF CLASS
---------------------------------  ------------     ----------     ------------     ----------
Fred J. Brinkman.................         500             *            3,600              *
Robert P. Collins................           0             *                0              *
Glen W. Lindemann................      11,576(2)          *            1,373(2)           *
F. Rush McKnight.................       1,315(3)          *            6,503(3)           *
Harrison Nesbit, II..............       1,005(4)          *            6,562(4)           *
John P. Reilly...................     320,582(5)        2.3%             237              *
Steven L. Siemborski.............     138,480(2)        1.0%             482(2)           *
A. A. Sommer, Jr.................       2,250             *            7,750              *
Walter M. Vannoy.................      25,982(2)          *           10,068(2)           *
L. A. Harthun....................       6,265(2)(6)       *              566(2)           *
Keith V. Mabee...................      30,000(2)(7)       *                0              *
Robert D. Vilsack................      10,292(8)          *              459              *
All Directors and Current
  Executive Officers
  as a Group (9 persons).........     521,158(2)        3.8%          37,425(2)           *

---------------

  * Less than one percent (1%).

(1) Except as otherwise indicated in footnote (2) and as limited by the terms of applicable stock plans, each Director, Executive Officer or former Executive Officer owning shares listed or included in this table exercises sole voting and dispositive power over such shares. The shares shown include 330,000 shares of Class A Common Stock with respect to which certain former Executive Officers have a right to acquire beneficial ownership within sixty
    (60) days.

(2) These amounts include shares of Class A Common Stock and Class B Common Stock held by the ESOP which are subject to certain pass-through voting and tendering rights. Participants in this plan are entitled to instruct the trustee of the plan (the "Trustee"), on a confidential basis, on how to vote and how to respond to a tender or exchange offer for shares allocated to their accounts. Under the trust agreement, as amended in November 1994, shares for which no instructions are received can be voted or tendered by the Trustee. The numbers of shares of Class A Common Stock and Class B Common Stock held by the ESOP which have been allocated to Mr. Lindemann, Mr. Vannoy, the Named Executive Officers, and all of the current Executive Officers and Directors as a group are as follows: Mr. Lindemann -- 1,376 shares of Class A Common Stock and 1,373 shares of Class B Common Stock; Mr. Vannoy -- 460 shares of Class A Common Stock and 542 shares of Class B Common Stock; Mr. Siemborski -- 642 shares of Class A Common Stock and 482 shares of Class B Common Stock; Mr. Harthun -- 598 shares of Class A Common Stock and 566 shares of Class B Common Stock; Mr. Vilsack -- 542 shares of

    Class A Common Stock and 459 shares of Class B Common Stock; and all current Executive Officers and Directors as a group -- 3,405 shares of Class A Common Stock and 3,247 shares of Class B Common Stock.

(3) These amounts do not include 575 shares of Class A Common Stock and 575 shares of Class B Common Stock owned by Mr. McKnight's wife.

(4) These amounts do not include 2,405 shares of Class A Common Stock and 47 shares of Class B Common Stock owned by Mr. Nesbit's wife.

(5) This amount includes 300,000 shares that may be acquired within sixty (60) days by exercising a stock option.

(6) Mr. Harthun retired from the Corporation on July 5, 1996.

(7) This amount represents 30,000 shares that may be acquired within sixty (60) days by exercising a stock option. Mr. Mabee resigned from the Corporation as of January 30, 1997.

(8) Mr. Vilsack resigned from the Corporation as of September 19, 1997.

                      NOMINATION AND ELECTION OF DIRECTORS

     The Bylaws of the Corporation provide that the Board of Directors shall consist of not less than five (5) nor more than eleven (11) members and that, within such limits, the Board of Directors is empowered to increase or decrease the total number of Directors as well as the number of Directors in each class provided that each class shall continue to consist of, as nearly as may be, one-third of the whole number of the Board of Directors. At present, the Board of Directors of the Corporation is fixed at eight (8) Directors divided into three classes of three (3), three (3) and two (2) Directors each. The Board of Directors has determined to fix the size of the Board effective as of the 1997 Annual Meeting at seven (7) Directors, divided into three classes of three (3), two (2) and two (2) Directors each. The term of office of one class of Directors expires each year, and at each annual meeting the successors to the Directors of the class whose term is expiring in that year are elected to hold office for a term of three (3) years and until their successors shall be elected and qualified.

     The three (3) directorships expiring this year are presently filled by Steven L. Siemborski, A.A. Sommer, Jr. and Walter M. Vannoy. Steven L. Siemborski has stated that he will stand for re-election as a Director but A.A. Sommer, Jr. and Walter M. Vannoy will not stand for re-election. The Board has nominated Steven L. Siemborski and Robert P. Collins as nominees for the class of Directors to be elected at this Annual Meeting. If both nominees are elected at this Annual Meeting, the Board of Directors shall consist of seven (7) Directors divided into three classes of three (3), two (2) and two (2) Directors each.

     Each of the nominees has informed the Corporation that he is willing to serve for the term to which he is nominated if he is elected. If a nominee for Director should become unavailable for election or is unable to serve as a Director, the shares represented by proxies voted in favor of that nominee will be voted for any substitute nominee as may be named by the Board of Directors.

     The information appearing in the following tables and the notes thereto has been furnished to the Corporation, where appropriate, by the nominees for Director and the Directors continuing in office with respect to: (i) the present principal occupation or employment of each respective nominee and continuing Director and, if such principal occupation or employment has not been carried on during the past five years, the occupation or employment during such period,
(ii) the names and principal businesses of the corporations or other organizations in which such occupation or employment is carried on and/or has been carried on during the past five years, and (iii) the directorships held by each respective nominee or continuing Director on the boards of publicly held and certain other corporations and entities:

                    NOMINEES FOR ELECTION AS DIRECTORS TO BE
                       ELECTED FOR A TERM OF THREE YEARS

                                                                                 IF ELECTED,
                                                                                 TERM EXPIRES
                                                                SERVED AS     AT ANNUAL MEETING
                                                                DIRECTOR       OF STOCKHOLDERS
               NAME AND PRINCIPAL OCCUPATION                      SINCE               IN
------------------------------------------------------------    ---------     ------------------
ROBERT P. COLLINS, age 59                                            --              2000
  President and Chief Executive Officer, GE Fanuc Automation
     North America, Inc., a manufacturer of industrial
     control systems; Co-Chairman, GE Fanuc
     Automation -- Europe; Chairman, GE Fanuc Eberle
     Automation; Chairman, AFE Ltd.; Director, Fanuc
     Robotics Corporation, Beijing Fanuc Mechatronics and
     Fanuc GE Automation -- Singapore.

STEVEN L. SIEMBORSKI, age 43(1)                                    1994              2000
  Senior Vice President and Chief Financial Officer, Figgie
     International Inc., since July 1, 1994; Member of
     Office of the Chairman, Figgie International Inc., from
     January 24, 1997 to September 22, 1997; former Partner,
     Ernst & Young LLP.

---------------

(1) See discussion under the caption "CERTAIN TRANSACTIONS."

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                   THE ELECTION OF THE NOMINEES FOR DIRECTOR.

                         DIRECTORS CONTINUING IN OFFICE

                                                                SERVED AS      TERM EXPIRES AT
                          NAME AND                              DIRECTOR      ANNUAL MEETING OF
                    PRINCIPAL OCCUPATION                          SINCE        STOCKHOLDERS IN
------------------------------------------------------------    ---------     ------------------
GLEN W. LINDEMANN, age 58...................................       1996              1999
  President and Chief Executive Officer, Figgie
     International Inc., since September 22, 1997; Member of
     Office of the Chairman, Figgie International Inc., from
     January 24, 1997 to September 22, 1997; President of
     Figgie International Inc.'s Scott Aviation division
     from 1989 to September 22, 1997; President, Paxall
     Circle Machinery from 1986 to 1989; President, Telesis
     Controls Corp. from 1983 to 1986; General Manager,
     Norton Company, Safety Equipment Group from 1979 to
     1983.

HARRISON NESBIT, II, age 70.................................       1969              1999
  Retired; Chairman and Director, Godine, Nesbit, McCabe &
     Co., an insurance brokerage firm, from 1987 to 1993;
     former General Agent, State of Virginia, Massachusetts
     Mutual Life Insurance Co.; Director, St. George Metals,
     Inc.

FRED J. BRINKMAN, age 68....................................       1992              1998
  Consultant; Partner, Arthur Andersen LLP, public
     accountants, until June 30, 1991, Senior Partner,
     Asia--Pacific area from 1978 to 1989, and Managing
     Partner of the firm's Washington, D.C. office from 1981
     to 1987; Director, Washington Gas Light Co., Charles E.
     Smith Residential Realty Inc., and Washington Mutual
     Investors Fund.

F. RUSH McKNIGHT, age 68....................................       1985              1998
  Partner, Calfee, Halter & Griswold, Cleveland, Ohio, law
     firm until January 1, 1997, and Managing Partner from
     1985 to 1991; Director, Universal Electronics, Inc.

JOHN P. REILLY, age 54......................................       1995              1998
  President and CEO, Reilly, Erwin & Co., since October 1,
     1997; President and CEO, Stant Corporation, January 27,
     1997 to August 31, 1997; Non-employee chairman, Figgie
     International Inc., since January 24, 1997; Member of
     Office of the Chairman, Figgie International Inc., from
     January 24, 1997 to September 22, 1997; former Chief
     Executive Officer, Figgie International Inc., from
     January 3, 1995 to January 24, 1997; former President,
     Figgie International Inc., from May 16, 1995 to January
     24, 1997; President and Chief Executive Officer,
     Brunswick Corporation, from 1993 to 1994; President and
     Chief Executive Officer, Tenneco Automotive, from 1987
     to 1993; Director, Aeroquip-Vickers (formerly known as
     Trinova Corporation).

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held 9 non-telephonic meetings and 1 telephonic meeting during the year ended December 31, 1996. During the year, no incumbent Director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a Director and (ii) the total number of meetings held by any Committee of the Board on which he served.

     The committees of the Board of Directors, their principal functions and their respective memberships are as follows:

    EXECUTIVE AND FINANCE COMMITTEE

    J. Reilly, (Chairman)
    W. Vannoy
    F. Brinkman
    F.R. McKnight
    H. Nesbit, II
    S. Siemborski (ex-officio and non-voting)
    G. Lindemann (ex-officio and non-voting)

     The Executive and Finance Committee acts on behalf of the Board of Directors during the periods of the year in which the Board does not meet and focuses particularly on the review and oversight of budgets, issuance of securities, proposed financings and acquisitions and dispositions. Until the Annual Meeting of Stockholders on November 26, 1996, the Executive and Finance Committee during 1996 consisted of W. Vannoy (Chairman), F. Brinkman and H. Nesbit, II with J. Reilly and S. Siemborski as ex-officio and non-voting observers.

    AUDIT COMMITTEE

    A.A. Sommer, Jr., Chairman
    F. Brinkman
    F.R. McKnight

     The Audit Committee's principal assignment is the oversight and review of the internal and external audit functions of the Corporation. The Audit Committee during 1996 also included H. Nesbit, II.

    MANAGEMENT DEVELOPMENT--COMPENSATION AND NOMINATING COMMITTEE

    F.R. McKnight, Chairman
    H. Nesbit, II
    F. Brinkman
    A.A. Sommer, Jr.
    W. Vannoy
    J. Reilly

     The Management Development-Compensation and Nominating Committee evaluates candidates for Board membership, makes recommendations with respect to the number of Directors and candidates to be included in the annual proxy materials, recommends candidates to fill Board vacancies and exercises overall authority with respect to the compensation, development and succession of executive personnel. Until the Annual Meeting of Stockholders on November 26,

     1996, the Management-Compensation and Nominating Committee included Alfred
     V. Gagnes, who did not stand for re-election as a director, and John P. Reilly as an ex-officio and non-voting observer.

    STOCK OPTION COMMITTEE

    A. A. Sommer, Jr., Chairman
    F. Brinkman
    H. Nesbit, II

     The Stock Option Committee administers the Figgie International Inc. Key Employees' Stock Option Plan (the "Stock Option Plan") and administered the 1993 Restricted Stock Purchase Plan for Employees (the "Restricted Stock Plan") until its termination as of January 2, 1997.

     The Board committees held the following numbers of meetings during 1996:
Executive and Finance Committee 3, Audit Committee 2, Management
Development-Compensation and Nominating Committee 6, and Stock Option Committee
3. Not included in these totals are those instances in which the committees took action by written unanimous consent.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Until the Annual Meeting of the Stockholders on November 26, 1996, the Management Development-Compensation and Nominating Committee of the Board of Directors consisted of Harrison Nesbit, II (Chairman), Fred J. Brinkman, Alfred
V. Gangnes, F. Rush McKnight, A.A. Sommer, Jr., and Walter M. Vannoy, with John
P. Reilly participating in an ex-officio and non-voting basis. After the Annual Meeting, the members of the committee during 1996 remained the same except that Mr. Gangnes was no longer a member because he was no longer a director. The composition of the Committee is different in 1997, as set forth above.

     The members of the Stock Option Committee of the Board of Directors during 1996 were A.A. Sommer, Jr. (Chairman), Fred J. Brinkman and Harrison Nesbit, II.

     The Corporation entered into an employment agreement dated October 28, 1994 (the "Agreement") with Walter M. Vannoy. The Agreement provided for Mr. Vannoy's employment as Vice-Chairman of the Board of Directors between February 16, 1994 and May 18, 1994, as CEO from May 18, 1994 until such time as a new CEO was duly elected and took office, and as Chairman of the Board from May 18, 1994 until a new Chairman was named, and provided him with a salary and various benefits for a specified period thereafter. Mr. Vannoy's annual base salary under the Agreement was $400,000. In addition to his base salary, Mr. Vannoy was entitled to receive a discretionary bonus under the regular bonus programs of the Corporation, and to be reimbursed for all reasonable expense incurred while performing his duties under the Agreement. Upon Mr. Vannoy's retirement from the Corporation, the Corporation repurchased 50% of the 115,497 shares of restricted stock acquired by Mr. Vannoy pursuant to the Agreement and under the Restricted Stock Plan. During 1995, Mr. Vannoy received $400,000 pursuant to the provisions of the Agreement as well as the use of an apartment and a car and reimbursement of moving expenses, and during 1996, he received $150,000 until the termination of his employment under the Agreement.

          Notwithstanding anything to the contrary, the following reports of the Compensation Committee and the Stock Option Committee and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Management Development-Compensation and Nominating Committee (the "Compensation Committee") of the Board of Directors has overall authority with respect to, among other things, the cash compensation paid by the Corporation to executive personnel and other key employees. The Stock Option Committee of the Board of Directors oversees the Corporation's long-term incentive program under which stock options and restricted stock are awarded to key employees, including executives.

     Set forth below are the reports of each committee with respect to executive compensation.

                         COMPENSATION COMMITTEE REPORT
                         ON EXECUTIVE CASH COMPENSATION

     The Compensation Committee's cash compensation policies are designed: (a) to align closely the financial interests of the Corporation's executive officers, including the chief executive officer (the "CEO"), with the financial interests of the Corporation's stockholders and thereby to enhance the Corporation's profitability and stockholder value; (b) to provide compensation packages that are competitive and will attract and retain qualified personnel; and (c) to reward individual performance. The Corporation's cash compensation policies are designed to provide an incentive for executive officers to achieve the Corporation's goals by relating a substantial portion of executive compensation directly to the Corporation's performance.

Executive Officer Compensation Policies

     The Compensation Committee, assisted by both an independent compensation consultant and data generated by independent executive compensation analysts, annually establishes ranges of total cash compensation to be paid to executives in each pay grade based upon its review of national surveys of executive compensation which include peer data for diversified corporations of a similar size.

     BASE SALARY. The Compensation Committee establishes base salary amount ranges for pay grades for executive officers at amounts that, in general, are substantially similar to the average base salary amounts expected by the Corporation to be paid by companies of comparable size to executives having comparable positions. The performance of such companies is not taken into account by the Compensation Committee because it believes that the Corporation must pay competitive base salaries in order to attract and retain qualified executives. In determining base salaries for specific executive officers, the Compensation Committee takes into account the performance of the executive officers. The base salaries for 1996 for executive officers other than the CEO and the chief financial officer, who have employment agreements, were established during the month of January 1996.

     ANNUAL CASH INCENTIVE AMOUNTS. The Corporation has an incentive program under which the officers have the opportunity to receive a bonus which is directly related to the performance of the Corporation. An incentive pool for officers and other key executives is established based upon actual performance against the Corporation's business plan. The bonus amount for each participant is then calculated in two components: a formula-based component and a discretionary component.

     Fifty percent of the bonus pool is used for the formula-based component, which is based upon the Corporation achieving a specified amount of net income. All participants receive the same percent of target bonus based upon actual net income. The percent of base salary in the formula varies by salary grade, but is the same for all participants within a salary grade. For 1996, formula-based bonuses were awarded in line with the Corporation having achieved its performance targets.

     Fifty percent of the bonus pool is reserved for the discretionary component. The CEO recommends the amount of the discretionary component for each executive officer, other than himself, after assessing the performance of each of those executives. The Compensation Committee then determines the amount of the discretionary award for each executive, including the CEO, up to the maximum percentage of base salary for such award. The discretionary component is based upon the executive's performance, including such person's contributions to the success of those operations for which such person is responsible and to the Corporation in general. Discretionary bonuses were paid for 1996.

     MANAGEMENT AND RETENTION AGREEMENTS. During 1996, the Corporation entered into an agreement with Robert Vilsack that was substantially the same as the management agreements it had entered into with two executive officers during 1995. These agreements were entered into to induce the executive officers to remain with the Corporation for the periods provided in such agreements. The Compensation Committee determined that the Corporation's best interests required continuity of the Corporation's management team during the Corporation's efforts to accomplish a comprehensive plan for restructuring the Corporation's diverse businesses in order to improve its financial condition and operating results.

     In addition, during 1996, the Corporation entered into retention agreements with three executive officers in order to induce them to remain with the Corporation while the Corporation explored strategic alternatives for the Corporation including a merger, consolidation or sale of the Corporation.

CEO Compensation

     In determining a CEO's base salary and the maximum percentages of such base salary amount payable as formula-based and discretionary bonus awards, the Compensation Committee historically has evaluated the compensation paid to chief executive officers of comparable companies. In addition, the amounts of a CEO's base salary and any discretionary bonus award have generally reflected a CEO's performance with respect to operations for which he is specifically responsible as well as the overall success of the Corporation in achieving the strategic goals defined by him and the Corporation's Board of Directors, taking into account the general economic environment and conditions in the industries in which the Corporation operates.

     Mr. Reilly, the Corporation's CEO during 1996, entered into an employment agreement with the Corporation dated January 1, 1995 when he became the CEO of the Corporation. The compensation provided for in the employment agreement was determined based upon the amounts of base salaries paid and the terms of other awards provided to chief executive officers of companies of a comparable size to that of the Corporation at that time and as a result of the negotiations with Mr. Reilly. Pursuant to his employment contract, the CEO received a base salary of $500,000 for 1996. Mr. Reilly's employment agreement is described elsewhere in this Proxy Statement. The Committee awarded Mr. Reilly a bonus of $300,000 for 1996 based upon the performance of the Corporation in 1996, including its consistent profitability, overall improved operating results and the completion of the Corporation's divestiture plan. Although Mr. Reilly resigned as CEO of the Corporation prior to the payment of the 1996 bonus, which entitled the Committee to withhold payment of the bonus, he agreed to continue to serve as Chairman of the Board and member of the Office of the Chairman. The Committee determined to pay Mr. Reilly the 1996 bonus on a monthly basis during 1997 and no other compensation.

       Harrison Nesbit, II       Fred J. Brinkman       F. Rush McKnight
                    A.A. Sommer, Jr.       Walter M. Vannoy

                         STOCK OPTION COMMITTEE REPORT
                      ON LONG-TERM EXECUTIVE COMPENSATION

     The Stock Option Committee has administered the Corporation's long-term incentive program under which executive officers and other senior executives of the Corporation are provided the opportunity to buy shares of the Common Stock of the Corporation. Starting in 1978, four five-year restricted stock purchase plans were approved by the Corporation's stockholders. In 1993, the Corporation's stockholders approved the 1993 Restricted Stock Purchase Plan for Employees (the "Restricted Stock Plan"), which was substantially similar to prior plans. On October 19, 1994, the Corporation's stockholders approved the Figgie International Inc. Key Employees' Stock Option Plan (the "Stock Option Plan"). Stock option grants have become the primary equity incentive compensation program of the Corporation since the Restricted Stock Plan was terminated as of January 2, 1997.

Restricted Stock Purchase Plan

     Under the Restricted Stock Plan, shares of the Corporation's Common Stock were sold to executives at a price of $1.00 per share. The executives were entitled to vote and receive dividends on the shares they acquired under the Restricted Stock Plan, but the certificates representing the restricted shares were held by the Corporation in escrow until the transfer restrictions lapsed, generally at the termination of the Plan. Because of the transfer restrictions, the participants could not sell the stock and thus disengage the benefits under the Plan from the Corporation's performance. Generally, unless otherwise directed by the Stock Option Committee, upon the termination of the employment of any participant prior to the termination of the Plan, other than terminations resulting from death or total disability, the Corporation had the right to repurchase all, or, in the case of the retirement of a participant, a specific portion, of the restricted shares at a price equal to the lesser of the price paid by the participant for such shares or the then fair market value of the shares. The transfer restrictions on the restricted shares lapsed upon the expiration of the Corporation's repurchase right or the termination of the employment of a participant resulting from death or total disability prior to the termination of the Restricted Stock Plan. The Board of Directors terminated the Restricted Stock Plan as of January 2, 1997 and before its scheduled July 1, 1998 termination because it determined that the Stock Option Plan should be its sole stock-based plan. The Stock Option Committee does not expect that another restricted stock purchase plan will be proposed for adoption by the stockholders.

     Awards were initially made under the Restricted Stock Plan in 1993. A maximum award was established for each executive pay grade. In determining this maximum award, the Stock Option Committee, assisted by an independent compensation consultant, took into account the relationship between cash and bonus amounts paid to executive officers, including CEOs, in comparable companies and the benefits that such companies provided their executive officers, including CEOs, from their stock incentive plans. Maximum award amounts were calculated based upon average award sizes of the comparable companies and without regard to restricted stock awards made under prior plans. In a manner consistent with awards under the earlier similar restricted stock plans, the sizes of the actual awards made to executive officers, including the then CEO, were based upon the executives' perform-ance over the prior five years. If an executive officer, including the CEO, received during the five preceding fiscal years an aggregate of either 70% or 80%, depending upon the executive's pay grade, of the aggregate amount of the potential discretionary bonus awards he could have received over that period, the Stock Option Committee awarded the executive 100% of the maximum award established for the executive under the Restricted Stock Plan. If the executive received less than the requisite percentage of the potential discretionary bonus awards justifying the maximum award, he received between 25% and 75% of the maximum award, depending upon the percentage of the aggregate amount of the potential discretionary bonus awards he had received over the five-year period. Prior to the termination of the Plan in 1997, the Stock Option Committee could award to an executive who did not receive the maximum award additional restricted stock awards in aggregate amounts of up to the balance of the maximum restricted stock award depending upon the executive's performance. In addition, under the Restricted Stock Plan, persons who were promoted could receive additional restricted stock awards in amounts that took into account their new pay grade and newly hired executives could receive restricted stock awards in amounts based upon their pay grade but reflecting the remaining restricted period. (The Stock Option Committee's award of restricted stock to the CEO is described below.)

     Pursuant to his employment agreement, the chief financial officer received the right to purchase 150,000 shares of stock over a four-year period beginning in July 1994. In each of July 1994, July 1995 and July 1996, in accordance with his employment agreement, the Stock Option Committee granted to the chief financial officer the right to purchase 37,500 shares of Class A Common Stock for $1.00 per share. The shares, which were issued under the Restricted Stock Plan, contained no restrictions on resale. The Stock Option Committee did not award to the chief financial officer any other rights to acquire restricted shares under the Restricted Stock Plan.

Stock Option Plan

     Under the Stock Option Plan, the Corporation may issue non-qualified stock options, "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and stock appreciation rights (giving the right to elect a payment equal to the appreciation of the stock value over the option price) to executives and other key employees. The Stock Option Plan is intended to provide additional incentives which will enhance the Corporation's ability to attract and retain key employees and align employees' economic interests with those of the Corporation's stockholders.

     The Stock Option Committee has determined that stock option grants will be made in amounts determined by reference to equity awards made by the companies included in Corporation's peer group and under the same circumstances in which annual cash incentive awards are made. In December 1996, the Stock Option Plan was amended to authorize the Stock Option Committee to provide that options can be exercised for a period longer than 90 days after termination of employment. Stock option grants are now the Corporation's primary equity incentive compensation program.

     The Stock Option Committee believes that stock options granted under the Stock Option Plan will not be subject to the $1,000,000 limit contained in
Section 162(m) of the Internal Revenue Code as it is intended that the option price will be at least the fair market value on the date of grant and that the composition of the committee will meet certain requirements as to independence contained in regulations adopted pursuant to Section 162(m) of the Internal Revenue Code.

CEO Compensation

     In his employment agreement, Mr. Reilly, the Corporation's CEO in 1996, was given the right to acquire 30,000 shares of restricted stock in 1995 under the Restricted Stock Plan. Mr. Reilly exercised the right at a time when the value of the restricted shares he acquired (less the purchase price of $1.00 per share) was $165,000. In addition, pursuant to the terms of his employment agreement, Mr. Reilly was granted options under the Stock Option Plan to acquire 500,000 shares of the Corporation's Class A Common Stock. The options were scheduled to vest in 20% increments of 100,000 shares on each of January 4, 1995, 1996, 1997, 1998 and 1999. Upon Mr. Reilly's resignation as CEO of the Corporation effective January 24, 1997, options to acquire 200,000 shares were unvested and thus were returned to the Stock Option Plan. The Stock Option Committee amended Mr. Reilly's stock option agreement at the time he resigned from the Corporation and agreed to continue to serve as Chairman of the Board of Directors and member of the Office of the Chairman to provide that the options can be exercised upon the latter of December 31, 1997 or the date as of which Mr. Reilly no longer serves as Chairman of the Board.

  A.A. Sommer, Jr.            Fred J. Brinkman            Harrison Nesbit, II

                             EXECUTIVE COMPENSATION

Summary of Compensation

     The following table shows information concerning the annual and long-term compensation earned during the last three fiscal years, if required, by the Corporation's CEO and each of the Corporation's other executive officers during 1996 whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                             ANNUAL COMPENSATION             ------------------------
                                    -------------------------------------    RESTRICTED    SECURITIES
                                                               OTHER           STOCK       UNDERLYING     ALL OTHER
    NAME AND PRINCIPAL                                        ANNUAL          AWARD(S)      OPTIONS/     COMPENSATION
         POSITION           YEAR     SALARY      BONUS    COMPENSATION(1)      ($)(2)       SARS (#)         (3)
--------------------------  ----    --------    --------  ---------------    ----------    ----------    ------------
John P. Reilly (4)          1996    $500,000    $300,000            --              --            --         38,241
  Chairman, CEO and
  President                 1995    $500,000     250,000     $  67,198        $165,000       500,000         38,178
Steven L. Siemborski (5)    1996     350,000     182,000       344,531              --            --         21,290
  Senior Vice President
  and Chief Financial       1995     350,000     108,000       448,124              --            --         16,179
  Officer                   1994     175,000      25,000       258,126              --            --         60,363
Keith V. Mabee (6)          1996     200,000     104,000            --          79,790        15,000         16,288
  Vice President-Corporate  1995     192,916      52,000            --              --        15,000         13,141
  Relations                 1994     152,666          --            --          18,464            --         12,919
Robert D. Vilsack (7)       1996     114,666      56,700            --          55,463        14,000          8,025
  General Counsel and
  Secretary
L.A. Harthun (8)            1996     125,000      65,000            --          29,727            --         20,697
  Senior Vice President
  Legal and Secretary       1995     239,166      80,000            --              --        17,000         20,941
                            1994     229,166          --            --              --            --         18,520

(1) The amounts indicated with respect to Mr. Siemborski represent the difference between the fair market values of the 37,500 shares of Class A Common Stock acquired by Mr. Siemborski in each of 1996, 1995 and 1994 and the prices paid by Mr. Siemborski for those shares.

(2) The transfer and pledge restrictions on the restricted shares reflected in the table lapsed upon the termination of the 1993 Restricted Stock Purchase Plan for Employees (the "Restricted Stock Plan"). The Board of Directors accelerated the termination date from July 1, 1998 pursuant the terms of the plan. As of December 31, 1996, the aggregate number of shares and the value of the shares of restricted stock held by the Named Executive Officers (less the purchase price paid by the executive) were as follows: Mr. Reilly, 30,000 shares of Class A Common Stock having a market value (less purchase price) of $330,000; Mr. Mabee, 14,675 shares of Class A Common Stock having a market value (less purchase price) of $161,425; and Mr. Vilsack, 5,100 shares of Class A Common Stock having a market value (less purchase price) of $56,100.

(3) Includes the following for 1996:

    (a) The discounted value of the benefit to each of the Named Executive Officers of the premium paid by the Corporation during 1996 for one or more split-dollar insurance policies under which the executive receives an interest in the cash surrender value of the policy at the time when the ownership of the policy is split between the executive and the Corporation, which then becomes the beneficiary of a policy on the executive's life with a cash surrender value equivalent to the Corporation's premium payments. The Executive Officers paid a portion of the premium based upon a rate for term life insurance. The amounts reflected in the table for split-dollar insurance are as follows: Mr. Reilly -- $34,173; Mr.Siemborski -- $12,912; Mr. Harthun -- $7,417; Mr.
        Mabee -- $7,958; and Mr. Vilsack -- $2,645.

    (b) The allocations for 1996 of equivalent shares of Class A Common Stock or Class B Common Stock under the ESOP for Salaried Employees. The dollar values as of December 31, 1996 of the allocations for each of the Named Executive Officers of the Corporation are as follows: Mr.
        Reilly -- $4,068; Mr. Siemborski -- $8,378; Mr. Harthun -- $13,230; Mr.
        Mabee -- $8,330; and Mr. Vilsack -- $5,380.

(4) Mr. Reilly resigned as CEO and President of the Corporation on January 24, 1997 and remained as the non-employee Chairman of the Board of Directors. He was not employed by the Corporation prior to 1995.

(5) Mr. Siemborski became Senior Vice President and Chief Financial Officer of the Corporation effective July 1, 1994. He was not employed by the Corporation prior to 1994.

(6) Mr. Mabee became an executive officer of the Corporation on February 23, 1994 and left the Corporation on January 30, 1997.

(7) Mr. Vilsack left the Corporation on September 19, 1997.

(8) Mr. Harthun retired from the Corporation on July 5, 1996.

STOCK OPTIONS

     The following tables provide information on grants of stock options pursuant to the Stock Option Plan during the year ended December 31, 1996. The Stock Option Plan is administered by the Stock Option Committee of the Board of Directors, which has the authority to determine the individuals to whom options are granted and the terms of all grants thereunder. The Stock Option Plan provides for the issuance of nonqualified stock options and "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), for the Corporation's Class A Common Stock and the granting of stock appreciation rights ("SARs"). The options granted pursuant to the Stock Option Plan have terms of up to 10 years from the date of grant and an exercise price equal to one hundred percent (100%) of the fair market value on the date of grant and are non-transferable.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information related to options granted or awarded to the Named Executive Officers during 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF     % OF TOTAL                                             ASSUMED ANNUAL RATES OF STOCK
                       SECURITIES      OPTIONS                                                     PRICE APPRECIATION
                       UNDERLYING     GRANTED TO    EXERCISE OF                                    FOR OPTION TERM(1)
                         OPTIONS     EMPLOYEES IN   BASE PRICE                 EXPIRATION   --------------------------------
         NAME          GRANTED (#)   FISCAL YEAR     ($/SHARE)    GRANT DATE      DATE      0%          5%            10%
---------------------- -----------   ------------   -----------   ----------   ----------   ---       -------       --------
John P. Reilly........        --            --             --            --           --    N/A            --             --
Steven L.
  Siemborski..........        --            --             --            --           --    N/A            --             --
Keith V. Mabee(2).....    15,000           6.3        $11.125      02/01/96     02/21/03    N/A       $67,929       $158,312
Robert D.
  Vilsack(3)..........    14,000           5.8         11.125      02/01/96     02/21/03    N/A        63,400        147,759
L.A. Harthun(4).......    17,000           7.1         11.125      02/01/96     02/21/03    N/A        76,900        179,422
All Stockholders......       N/A           N/A            N/A           N/A          N/A    N/A
All Optionees.........   237,500           100%       Various       Various      Various    N/A
Options Gain as % of
  all Stockholder
  Gain................       N/A           N/A            N/A           N/A          N/A    N/A

---------------

(1) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock price appreciation of zero percent (0%), five percent (5%) and ten percent (10%). These assumed rates of growth were selected by the SEC for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of the Corporation's stock price. Since Optionees received options with an exercise price equal to the market value on the date of grant, no gain is possible without an increase in stock prices, which will benefit all stockholders. A zero percent (0%) gain in stock price will result in a zero percent (0%) benefit to such Optionees.

(2) Mr. Mabee's options were scheduled to vest in one-third ( 1/3) cumulative installments on each of February 21, 1997, February 21, 1998 and February 21, 1999. Upon Mr. Mabee's departure from the Corporation on January 30, 1997, his options vested and are now exercisable until seven years from the date of grant.

(3) Mr. Vilsack's options were scheduled to vest in one-third ( 1/3) cumulative installments on each of February 21, 1997, February 21, 1998 and February 21, 1999. After his resignation from the Corporation on September 19, 1997 Mr. Vilsack exercised that portion of his option that had vested.

(4) Mr. Harthun's options were scheduled to vest in one-third ( 1/3) cumulative installments on each of February 21, 1997, February 21, 1998 and February 21, 1999. Mr. Harthun's options terminated ninety days after his retirement from the Corporation.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES TABLE

     The following table provides information related to any stock options exercised by the Named Executive Officers during 1996 and the value of unexercised in-the-money options held by the Named Executive Officers at December 31, 1996:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                             UNDERLYING               IN-THE-MONEY
                                                             UNEXERCISED              OPTIONS/SARS
                         SHARES ACQUIRED     VALUE      OPTIONS AT FY-END (#)         AT FY-END ($)
                           ON EXERCISE      REALIZED        EXERCISABLE/              EXERCISABLE/
         NAME                (#)(1)          ($)(1)         UNEXERCISABLE             UNEXERCISABLE
-----------------------  ---------------    --------    ---------------------    -----------------------
John P. Reilly.........           0                0       200,000/300,000        $1,100,000/  $1,650,000
Steven L. Siemborski...           0                0             0/      0                 0/           0
Keith V. Mabee.........           0                0         5,000/ 25,000            21,875/      89,775
Robert D. Vilsack......           0                0             0/ 14,000                 0/      12,250
L.A. Harthun...........       5,667         $ 36,481             0/      0                 0/           0

---------------

(1) Mr. Harthun retired from the Corporation prior to the exercise of the option.

                           COMPENSATION OF DIRECTORS

     The Directors, except for those who are also employees of the Corporation, receive an annual stipend of $15,000, an attendance fee of $1,000 for each meeting of the Board of Directors, and an attendance fee of $750 for each separately called meeting of non-management Directors. In addition, the non-employee members of the Executive and Finance Committee receive $3,000 per year, an attendance fee of $750 for each meeting of the Executive and Finance Committee, and a participation fee of $750 for each regularly scheduled telephonic meeting and $250 for each special telephonic meeting of the Executive and Finance Committee and members of the remaining committees other than the Stock Option Committee receive $3,000 per year, an attendance fee of $250 for each meeting, and a participation fee of $250 for each telephonic meeting. The Directors also receive travel and lodging expenses in connection with their attendance at Board and committee meetings.

     In addition, the Directors receive one-time grants of up to 3,000 shares of Class B Common Stock, depending upon when they first became directors, under the Figgie International Inc. Stock Purchase Plan for Directors and receive certain death and other benefits. The Corporation has agreed to pay a death benefit, in the amount of $200,000, to the estate of each Director, other than a Director who is also an employee, upon his death. This benefit is provided to a Director while in office and after retirement if he has served five years. The benefit is payable from the general assets of the Corporation, and the Corporation has insured this liability by purchasing life insurance policies on the lives of the eligible Directors. A Director who does not stand for re-election because he is 72 or older or a Director who does not stand for re-election and who was a Director in 1976 is designated a "Director Emeritus", is entitled to attend Board meetings of the Corporation, which reimburses his travel expenses incurred in attending such Board meetings, and is paid the annual fee to which Directors are entitled for a period ending upon the earlier of his death or the third anniversary of the date upon which he ceased to be a Director.

                                RETIREMENT PLANS

RETIREMENT INCOME PLAN II

     All of the Executive Officers of the Corporation are currently accruing retirement income credits under, or will accrue them upon their satisfaction of the eligibility requirements set forth in, the Salaried Employee Retirement Income Provisions of the Figgie International Inc. Retirement Income Plan II (the "Salaried Provisions"), a defined benefit pension plan. The Salaried Provisions cover the salaried employees of the Corporation except employees of certain non-participating divisions and subsidiaries. Directors who are not employees are not entitled to receive retirement benefits under the Figgie International Inc. Retirement Income Plan II.

     In general, the Salaried Provisions, as amended effective July 31, 1993, provide that salaried employees accrue dollar units of retirement income credits for each calendar year of participation in the Salaried Provisions on the basis of their "Annual Pensionable Earnings." To receive full benefits under the Salaried Provisions, employees must contribute two percent (2%) of their "Annual Pensionable Earnings" over their "Covered Compensation." The following sets forth the percentage Annual Pensionable Earnings which is accrued as a Retirement Income Credit under the Salaried Provisions:

                                                   ANNUAL PENSIONABLE EARNINGS (1)
                                                -------------------------------------
                                                     0-100%            OVER 100% OF
                                                   OF COVERED            COVERED
                                                COMPENSATION (2)     COMPENSATION (2)
                                                ----------------     ----------------
          Retirement Income Credit............         0.7%                 1.2%

---------------

(1) "Annual Pensionable Earnings" includes cash salaries and bonuses received by the participant but excludes any such earnings in excess of $160,000 for calendar year 1996 and thereafter (plus any increase for cost-of-living as shall be prescribed by the Secretary of the Treasury pursuant to Sections 401(a)(17) and 415(d) of the Internal Revenue Code).

(2) "Covered Compensation" means the average of the contributions and benefit bases in effect under Section 230 of the Social Security Act for each such calendar year in the 35 calendar years ending immediately prior to each such calendar year. For calendar year 1997, Covered Compensation will equal $27,596.

     Generally, any salaried employee of the Corporation except employees of certain non-participating divisions and subsidiaries is eligible to participate in the Salaried Provisions after the earlier of the completion of one year of service or attainment of age 40. A participant becomes vested in the Salaried Provisions five years after the participant's hire date. Upon reaching normal retirement at age 65, each participant is generally entitled to receive an annual retirement benefit for life equal to the total of the retirement income credits accrued by him during his period of participation. Such benefit is not subject to any deduction for Social Security benefits. A reduced annual retirement income benefit may be payable to a retired employee under other actuarially equivalent forms of pay-out provided for in the Salaried Provisions. The Salaried Provisions also contain provisions for early retirement and preretirement death benefits payable to spouses and dependent children of certain deceased participants. During 1996, certain employees of the Corporation and its subsidiaries accrued retirement benefits under separate retirement plans of the Corporation which cover employees of its divisions or subsidiaries which are not or were not at the time participating under the Salaried Provisions or a prior plan which was terminated on November 21, 1988 (the "Prior Plan").

     As of December 31, 1996, the annual benefits payable upon retirement under the Salaried Provisions, including accrued benefits from the Prior Plan, to the Named Executive Officers are stated below. In determining such benefits, the executives' earnings were estimated through 1996 and were assumed not to exceed $160,000 after 1997. Covered Compensation ($27,596 for 1997) was assumed not to increase after 1997, the maximum allowable employer-funded benefit under the Internal Revenue Code (which is the greater of $125,000 or the accrued benefit as of December 31, 1982) was assumed to continue to retirement and executives were assumed to continue working until at least age 65 and to be fully vested. Based upon the preceding assumptions, the annual benefits payable to such persons including benefits payable as a result of voluntary contributions and the accrued benefits from the Prior Plan are as follows: Mr. Reilly -- $24,140 ($0 as a result of Mr. Reilly's resignation); Mr. Siemborski -- $44,709; Mr. Harthun -- $94,091; Mr. Vilsack -- $6,471 ($986.23 as a result of Mr. Vilsack's resignation); and Mr. Mabee -- $34,028 ($5,662 as a result of Mr. Mabee's resignation).

SENIOR EXECUTIVE BENEFITS PROGRAM

     The following plan table shows the annual benefits upon retirement at age 65 in 1996 for various combinations of compensation and lengths of service which may be payable under the Corporation's Senior Executive Benefits Program (the "SEBP") to the Named Executive Officers. These amounts are paid in addition to the amounts payable under the Corporation's Salaried Provisions discussed above.

                               PENSION PLAN TABLE

                              ANNUAL BENEFIT FOR YEARS OF CREDITED SERVICE SHOWN(1)
       REMUNE-      -------------------------------------------------------------------------
       RATION(2)    10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
       --------     --------     --------     --------     --------     --------     --------
       $125,000     $ 16,678     $ 36,952     $ 30,142     $ 23,332     $ 16,521     $  9,711
        150,000       24,512       48,702       40,392       32,082       23,771       15,461
        175,000       34,145       63,152       54,242       45,332       36,421       27,511
        200,000       44,978       79,402       70,492       61,582       52,671       43,761
        225,000       55,812       95,652       86,742       77,832       68,921       60,011
        250,000       66,645      111,902      102,992       94,082       85,171       76,261
        300,000       88,312      144,402      135,492      117,671      117,671      108,761
        350,000      109,978      176,902      167,992       19,082      150,171      150,171
        400,000      131,645      209,402      200,492      191,582      182,671      173,761
        450,000      153,312      241,902      232,992      215,171      215,171      215,171
        500,000      174,978      274,402      265,492      256,582      247,671      238,761

---------------

(1) Annual benefits are computed on the basis of one hundred percent (100%) joint and survivor benefits. The annual benefits reflected in the table constitute sixty-five percent (65%) of final covered remuneration prorated for service less than fifteen (15) years, less assumed social security benefits of $23,868 and less assumed amounts of benefits payable under the Salaried Provisions. The benefits under the Salaried Provisions have been calculated based upon the assumptions that the amount of Covered Compensation, as defined in the Salaried Provisions, remains fixed for all years of participation and the amount of Annual Pensionable Earnings, as defined in the Salaried Provisions, is limited to amounts that do not exceed $160,000. (See the description of the Salaried Provisions set forth above.) (Accrual under the Salaried Provisions for years prior to 1996 may be less than as assumed.) The gross annual benefits will be increased by ten percent (10%) of the final covered remuneration for a participant in the SEBP as of February 18, 1987 or a person hired prior to February 18, 1987 who completes 20 years of service. The annual benefits will be reduced by any retirement or deferred compensation plans of other employers.

(2) Consists of base salary and the installment payments that have been received by an executive under the discretionary bonus component of the Corporation's incentive bonus arrangements.

     As of December 31, 1996, the credit years of service for the Named Executive Officers are as follows: Mr. Reilly, 2 years; Mr. Siemborski, 2 years; Mr. Harthun, 30.5 years; Mr. Vilsack, 6 years; and Mr. Mabee, 3 years.

                      EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Corporation entered into a letter agreement dated October 15, 1997 (the "Letter Agreement") with Glen W. Lindemann. The Letter Agreement provides for Mr. Lindemann's employment as President and CEO of the Corporation from October 1, 1997 through December 31, 1997, at a base salary of $29,166.67 per month. In addition, the Letter Agreement provides Mr. Lindemann the following: (i) participation in the Corporation's executive bonus and benefit plans with a guaranteed minimum bonus of $7,500 per month for the three month period with a minimum bonus of $16,250 per month should certain corporate performance targets be met; and (ii) an option to purchase 200,000 shares of the Corporation's Class A Common Stock, at an option price equal to the market closing price on September 19, 1997. It is anticipated that the Corporation will enter into an employment agreement with Mr. Lindemann for a three year period commencing January 1, 1998.

     The Corporation entered into an amended and restated management agreement dated June 9, 1997 (the "Restated Agreement") with Glen W. Lindemann. The Restated Agreement provided for Mr. Lindemann's employment until December 31, 1998, and automatic extensions for successive one year terms thereafter, as President of the Corporation's Scott Aviation division. Either the Corporation or Mr. Lindemann could have terminated the Restated Agreement on December 31, 1998 or at the end of any successive one year term thereafter. If Mr. Lindemann's employment were terminated due to his retirement or death, his benefits would have been determined in accordance with the Corporation's retirement and benefit plans then in effect in which Mr. Lindemann was then a participant. In the event Mr. Lindemann had become disabled, the Corporation could have terminated the Restated Agreement (but not Mr. Lindemann's employment), and Mr. Lindemann's benefits would have been determined in accordance with the Corporation's disability and other applicable plans then in effect. If the Corporation terminated Mr. Lindemann's employment other than for cause (as defined), the Corporation would have continued to pay Mr. Lindemann his monthly base salary then in effect, as well as his life insurance and health care benefits (unless comparable benefits were provided by a subsequent employer), for 24 full calendar months following the date of such termination. In such an event, Mr. Lindemann would also have been entitled to reimbursement for the cost of outplacement services in an amount equal to up to seventeen percent (17%) of his annual base salary. In the event of any termination, the Corporation would have been obligated to pay when due all other benefits to which Mr. Lindemann had a vested right.

     The Corporation entered into an employment agreement dated January 1, 1995 (the "Executive Agreement") with John P. Reilly. The Executive Agreement provided for Mr. Reilly's employment as CEO of the Corporation at an annual base salary of $500,000. In addition, the Executive Agreement provided Mr. Reilly the following: (i) a guaranteed lump sum payment for 1995 of $250,000 (which was paid) if he remained an employee of the Corporation until April 30, 1996; (ii) the right (which was exercised) to acquire 30,000 shares of the Corporation's Common Stock pursuant to the terms of the Restricted Stock Plan; and (iii) an option to purchase 500,000 shares of the Corporation's Class A Common Stock pursuant to the Stock Option Plan, at an option price equal to the fair market value of such stock determined under the plan, exercisable not later than the seventh anniversary of the date of issuance (which was granted). In addition, the Executive Agreement entitled Mr. Reilly to participate in the Corporation's regular bonus and benefit plans for senior executives. In the event of Mr. Reilly's death or disability (as defined), Mr. Reilly's employment would have been deemed to have terminated, except that the Corporation would have been required to pay a pro rata portion of any guaranteed payment or bonus otherwise payable. If the Corporation had terminated Mr. Reilly's employment without good cause (as defined), then the Corporation would have been required to pay Mr. Reilly's base salary for the greater of (i) two years or (ii) the remainder of the term of the Executive Agreement. The Executive Agreement would have terminated on January 1, 1998, subject to automatic extensions for successive one-year periods unless the Corporation or Mr. Reilly had given notice of termination. Mr. Reilly resigned from the Corporation on January 24, 1997.

     The Corporation entered into an employment agreement dated July 1, 1994 (the "Employment Contract") with Steven L. Siemborski. The Employment Contract provides for Mr. Siemborski's employment as Senior Vice President and Chief Financial Officer of the Corporation at an annual base salary of $350,000. In addition, the Employment Agreement provides Mr. Siemborski the following: (i) a special $50,000 transition payment (which was paid in 1994), an incentive bonus of $25,000 for reducing financial consulting fees by fifty percent (50%) during his first four months of employment (which was paid on June 30, 1995) and an additional incentive bonus of $50,000 for reducing such financial consulting fees to zero by June 30, 1995 (which was paid on June 30, 1995) during the first year of the Employment Contract; (ii) the greater of a bonus of $50,000 or the bonus payable to him with respect to the 1995 calendar year under the regular bonus programs of the Corporation during the second year of the Employment Contract (which was paid); and (iii) a discretionary bonus under the regular bonus programs of the Corporation during the third and fourth years of the Employment Contract. Mr. Siemborski also received the right to purchase 150,000 shares of the Corporation's Common Stock, the class to be determined by the Stock Option Committee, for one dollar ($1.00) per share in four annual increments of 37,500 shares exercisable between July 1 and the following November 1st beginning in 1994. (Mr. Siemborski has exercised fully his right to acquire shares of Class A Common Stock.) In addition, Mr. Siemborski was given the right to participate in other benefit plans provided by the Corporation, and to be reimbursed for all reasonable expenses incurred while performing his duties under the Employment Contract. Further, the Employment Contract provides that in the event Mr. Siemborski's employment is terminated due to death or disability (as defined), Mr. Siemborski (or his successor in interest) would be entitled to the pro rata portion of any bonus which would have been payable during the second, third and fourth years of the Employment Contract and to his stock purchase rights under the Employment Contract. The Employment Contract also provides that in the event Mr. Siemborski's employment is terminated by the Corporation without good cause (as defined) or by Mr. Siemborski for good reason (as defined), Mr. Siemborski would be entitled to his stock purchase rights under the Employment Contract and to severance pay based upon the date of termination of his employment as follows: (i) if employment is terminated during the first year of the Employment Contract, a proportional amount of $400,000 with respect to the year of his termination and $400,000, $350,000 and $350,000 for the succeeding three years; (ii) if employment is terminated during the second year of the Employment Contract, a proportional amount of $400,000 with respect to that year and $350,000 for each of the next succeeding two years; or
(iii) if employment is terminated during the third year of the Employment Contract, a proportional amount of $350,000 with respect to that year and $350,000 for the succeeding year.

     The Corporation entered into an amended and restated management agreement dated June 11, 1997 (the "Amended Agreement") with its former officer Robert D. Vilsack. As previously disclosed, Mr. Vilsack left the Corporation on September 19, 1997. The Amended Agreement provided for Mr. Vilsack's employment for a three-year term, and automatic extensions for successive one-year terms thereafter, as Vice President, General Counsel and Secretary of the Corporation. Either the Corporation or Mr. Vilsack could have terminated the Amended Agreement at the end of the initial three-year period or at the end of any successive one-year term thereafter. If Mr. Vilsack's employment were terminated due to his retirement or death, his benefits would have been determined in accordance with the Corporation's retirement and benefit plans then in effect in which Mr. Vilsack was then a participant.

In the event Mr. Vilsack had become disabled, the Corporation could have terminated the Amended Agreement (but not Mr. Vilsack's employment), and Mr. Vilsack's benefits would have been determined in accordance with the Corporation's disability and other applicable plans then in effect. If the Corporation terminated Mr. Vilsack's employment other than for cause (as defined), the Corporation would have, at Mr. Vilsack's election, either continued to pay Mr. Vilsack his monthly base salary then in effect for 24 full calendar months following the date of such termination or made a lump sum payment to Mr. Vilsack of the amount due. The Corporation also would have continued to provide Mr. Vilsack with his life insurance and health care benefits (unless comparable benefits were provided by a subsequent employer) for twenty-four months on the same terms and at the same cost as provided to a similarly situated full-time employee. In such an event, Mr. Vilsack would also have been entitled to reimbursement for the cost of outplacement services in an amount equal to up to seventeen percent (17%) of his annual base salary. In the event of any termination, the Corporation would have been obligated to pay when due all other benefits to which Mr. Vilsack had a vested right. The Amended Agreement replaced a Management Agreement dated February 1, 1996 and a Retention Agreement dated March 20, 1996, between the Corporation and Mr. Vilsack. These agreements were substantially the same as the management and retention agreements entered into by the Corporation and Keith Mabee described below (except where indicated).

     The Corporation entered into management and retention agreements with its former officer Keith V. Mabee. The management agreement dated February 23, 1995, provided for employment for a three-year period followed by automatic extensions for successive one-year terms thereafter. Either the Corporation or Mr. Mabee could have terminated the agreement at the end of the three year period or at the end of any successive one year term thereafter. Upon termination of employment due to retirement or death, Mr. Mabee's benefits were to be determined in accordance with the Corporation's retirement and benefit plans then in effect in which Mr. Mabee was then a participant. In the event of disability, the Corporation could have terminated Mr. Mabee's employment, and Mr. Mabee's benefits were to have been determined in accordance with the Corporation's disability and other applicable plans then in effect. If the Corporation had terminated Mr. Mabee's employment other than for cause (as defined), the Corporation would have continued to pay Mr. Mabee's monthly base salary then in effect, as well as his life insurance and health care benefits (unless comparable benefits were provided by a subsequent employer), for 24 full calendar months (12 months for Mr. Vilsack) following the date of such termination. In such an event, Mr. Mabee would also have been entitled to reimbursement for the cost of out-placement services in an amount equal to up to fifteen percent (15%) of his annual base salary. In the event of any termination, the Corporation would have been obligated to pay when due all other benefits to which Mr. Mabee had a vested right.

     The retention agreement dated March 20, 1996, was effective until May 31, 1997. Unless earlier terminated by Mr. Mabee without cause or by the Corporation based on Mr. Mabee's death or disability or for cause (as defined), the retention agreement granted to Mr. Mabee a continued service bonus, as an incentive for Mr. Mabee to remain an employee of the Corporation, payable on the earlier of (i) the execution of an agreement for a merger, consolidation, sale or divestiture of substantially all of the assets of the Corporation, (ii) the termination by Mr. Mabee of his employment within three months of the Corporation making a significant negative change in the nature or scope of Mr. Mabee's authorities, powers, functions or duties (the earlier of (i) or (ii) being a "Release Date"), or (iii) the execution of an agreement for a merger, consolidation, sale or divestiture of substantially all of the assets of any one of the Interstate Electronics, Snorkel, Scott or Taylor Divisions of the Corporation and a corresponding declaration by the Board of Directors of a dividend payable to stockholders. The continued service bonus provided the right to purchase 3,668 shares (2,550 shares for Mr. Vilsack) of the Corporation's common stock under the Restricted Stock Plan and immediate vesting of all options previously granted to Mr. Mabee pursuant to the Stock Option Plan. On a Release Date, if any, Mr. Mabee would have been entitled to an additional service bonus consisting of: (i) a lump sum payment or monthly payments, in an amount equal to 24 full calendar months (12 months for Mr. Vilsack) of Mr. Mabee's salary in effect on the Release Date, (ii) a lump sum payment or monthly payments, in an amount equal to 12 months of the monthly car allowance being received by Mr. Mabee on the Release Date, (iii) a waiver of the Corporation's right to repurchase shares previously purchased by Mr. Mabee pursuant to the Restricted Stock Plan, (iv) any then unpaid installments of bonuses previously awarded to Mr. Mabee pursuant to the Corporation's Compensation Plan for Executives, and
(v) such additional bonuses as the Management Development-Compensation and Nominating Committee of the Board of Directors may have awarded to Mr. Mabee with respect to Mr. Mabee's 1996 performance and his contribution toward the successful completion of a merger, consolidation or the sale of a part or all of the Corporation.

     Mr. Mabee entered into a separation agreement in January 1997, under which he received the compensation to which he was entitled under the management and retention agreements he entered into with the Corporation.

     The Corporation entered into a management agreement dated April 28, 1995 (the "Management Agreement") with Luther A. Harthun. The Management Agreement, as amended on January 31, 1996, provided for Mr. Harthun's continued employment until July 3, 1996 (unless mutually extended or terminated) as Senior Vice President--Legal and Secretary of the Corporation, at his current base salary on April 28, 1995, a guaranteed bonus for 1995 to be paid in 1996 of $80,000 and various benefits upon his termination of employment prior to July 3, 1996 under specified circumstances. Mr. Harthun retired on July 5, 1996.

     The Corporation entered into a retention agreement dated March 20, 1996 (the "Management Retention Agreement") with Mr. Harthun. As noted above, Mr. Harthun retired on July 5, 1996. The Management Retention Agreement provided similar benefits to those provided to Mr. Mabee in his retention agreement with the Corporation except that the periods for which such benefits were to be provided were shorter.

                            STOCK PERFORMANCE GRAPH

     The graph reflects a cumulative five year total return on an investment of $100 on December 31, 1991 in Figgie International Inc. Class A and Class B Common Stock, the Nasdaq Market Index, and a peer group and assumes dividend reinvestment through the fiscal year ending December 31, 1996. The returns of each company in the peer group are weighted based upon market capitalization.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                    AMONG FIGGIE INTERNATIONAL INC. CLASS A
                       AND B, THE NASDAQ STOCK MARKET-US
                            INDEX, AND A PEER GROUP


                    12/91     12/92     12/93     12/94     12/95     12/96

FIGGIE CLASS B      100        96        78         34        56       59
FIGGIE CLASS A      100       130       109         49        83       96
PEER GROUP          100       111       129        123       144      162
NASDAQ              100       116       134        131       185      227



---------------

* $100 invested on 12/31/91 in stock or index-including reinvestment of dividends; fiscal year ending December 31.

     The peer group was constructed to closely resemble the Corporation's current market capitalization. The companies in the Corporation's peer group are companies included on the Fortune 500 Industrial and Farm Equipment Companies list and having a market capitalization of between $50 million and $600 million. The peer group consists of the companies set forth below:

     Ago Corporation                          NAACO Industries Inc.
     Detroit Diesel Corporation               National Presto Industries Inc.
     Fedders Corporation                      Pentair Inc.
     Figgie International Inc. Class A        Tecumseh Products Co.
     Giddings & Lewis Inc.                    Terex Corp.
     IMO Industries Inc.                      The Toro Company
     Lincoln Electric Company

                              CERTAIN TRANSACTIONS

     On March 8, 1996, the Corporation loaned to Steven L. Siemborski, the Corporation's Senior Vice President and Chief Financial Officer and a Director, $430,000 with interest at the applicable Federal Rate of 5.32% in lieu of Mr. Siemborski selling stock and using the proceeds to repay a loan he incurred in order to pay income taxes resulting from his purchase of 75,000 shares of Class A Common Stock in 1994 and 1995 pursuant to his Employment Contract. The principal and interest on the loan were due on March 8, 1997. Further, the Corporation agreed to pay to Mr. Siemborski a bonus in an amount equal to the accrued interest, grossed-up for all applicable taxes, provided that Mr. Siemborski was not then in default on the loan. Upon maturity of the loan, the loan note was canceled and a new note with a maturity date of March 11, 1998, and with otherwise identical terms as contained in the original note, was executed. As of October 24, 1997, the principal amount plus accrued interest remained outstanding. In addition, in November 1996, the Corporation paid withholding taxes in the amount of $165,000 owed by Mr. Siemborski upon his acquisition of 37,500 shares of Class A Common Stock pursuant to his Employment Contract. Mr. Siemborski reimbursed the Corporation for such payment on March 17, 1997.

     Certain transactions or relationships relating to the Corporation are described under the caption "Compensation Committee Interlocks and Insider Participation."

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Corporation's independent public accountants for the fiscal year ended 1996 were Arthur Andersen LLP. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

                       STOCKHOLDER PROPOSAL REQUIREMENTS

     The Corporation intends to schedule its 1998 annual meeting on a date consistent with the dates on which it held its annual meetings in years prior to 1994. Accordingly, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be disseminated by the Corporation in connection with its 1998 Annual Meeting must do so no later than January 1, 1998. To be eligible for inclusion in the 1998 proxy material, such proposal must conform to the requirements set forth in

Regulation 14A under the Securities Exchange Act of 1934. In order to be considered at an Annual Meeting, a stockholder proposal must be presented by the proponents or their repre sentatives in attendance at the meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those listed in the Notice of Annual Meeting of Stockholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters insofar as the proxies are not limited to the contrary.

     To the extent that information contained in this Proxy Statement is within the knowledge of persons other than the management of the Corporation, the Corporation has relied on such persons for the accuracy and completeness thereof.

     Upon the receipt of a written request from any stockholder entitled to vote at the forthcoming Annual Meeting, the Corporation will mail, at no charge to the stockholder, a copy of the Corporation's annual report on Form 10-K, including the financial state ments and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, for the Corporation's most recent fiscal year. Requests from beneficial owners of the Corporation's voting securities must set forth a good faith representation that, as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such meeting. Written requests for such report should be directed to:

     Investor Relations Department            Investor Relations Department
     Figgie International Inc.                Figgie International Inc.
     4420 Sherwin Road                        5875 Landerbrook Drive
     Willoughby, OH 44094                     Mayfield Heights, Ohio 44124
     (Through December 1, 1997)               (After December 1, 1997)

     You are urged to sign and return your proxy promptly to make certain your shares will be voted at the Annual Meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

                                           By Order of the Board of Directors
                                           Glen W. Lindemann
                                           President and Chief Executive Officer
Dated: November 7, 1997

                                                                      2240-PS-97

                                 DETACH HERE                             FGA 2




     [FIGGIE
     INTERNATIONAL LOGO]                         PROXY/VOTING INSTRUCTION CARD


     FIGGIE INTERNATIONAL INC. CLASS A COMMON STOCK

     THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 10, 1997.

     YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS CARD.

     The undersigned hereby appoints William Sickman and Debra Kackley, and both of them, proxies, with full power of substitution to appear on behalf of
P the undersigned and to vote all shares of Class A Common Stock of the undersigned at the Annual Meeting of Stockholders to be held at Interstate
R Electronics Corporation, 604 East Vermont Avenue, Anaheim, California on Wednesday, December 10, 1997 at 9:00 a.m., and at any adjournment thereof,
O upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any
X directions indicated on the reverse side of this card, hereby revoking any and all proxies heretofore given.
Y
     The proxies will vote for the election of all listed nominees as Directors if the applicable box is not marked and at their discretion on any other matter that may properly come before the meeting.

     Nominees for election as Directors are: Robert P. Collins and Steven L. Siemborski.

     PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR OTHERWISE TO P.O. BOX 1628, BOSTON, MA 02105-1628, SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.


                                                         ------------------
          CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE
                                                                 SIDE
                                                         ------------------

                                 DETACH HERE                        FGA, FGB 2


 ___
|   |PLEASE MARK
| X |VOTES AS IN
|___|THIS EXAMPLE.
                                                                        _____
                                                                             |
                                                                             |
                                                                             |
     1. Election of all Nominees as Directors.     DIRECTORS RECOMMEND
                                                     A VOTE "FOR" THE
        Nominees: Robert P. Collins and                  PROPOSAL.
                  Steven L. Siemborski


              FOR           WITHHELD
              ___              ___
             |   |            |   |
             |   |            |   |
             |___|            |___|


       ___
      |   |
      |   |
      |___|_______________________________________
           For both nominees except as noted above


                                                                          ___
                                                                         |   |
                         MARK HERE IF YOU PLAN TO ATTEND THE MEETING     |   |
                                                                         |___|

                                                                          ___
                                                                         |   |
                         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   |   |
                                                                         |___|

                         Please sign and return this Proxy Card so that your shares can be represented at the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.



Signature:________________________ Date:_______________


Signature:________________________ Date:_______________

                                 DETACH HERE                             FGB 2




     [FIGGIE
     INTERNATIONAL LOGO]                         PROXY/VOTING INSTRUCTION CARD


     FIGGIE INTERNATIONAL INC. CLASS B COMMON STOCK

     THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 10, 1997.

     YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS CARD.

     The undersigned hereby appoints William Sickman and Debra Kackley, and both of them, proxies, with full power of substitution to appear on behalf of
P the undersigned and to vote all shares of Class B Common Stock of the undersigned at the Annual Meeting of Stockholders to be held at Interstate
R Electronics Corporation, 604 East Vermont Avenue, Anaheim, California on Wednesday, December 10, 1997 at 9:00 a.m., and at any adjournment thereof,
O upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any
X directions indicated on the reverse side of this card, hereby revoking any and all proxies heretofore given.
Y
     The proxies will vote for the election of all listed nominees as Directors if the applicable box is not marked and at their discretion on any other matter that may properly come before the meeting.

     Nominees for election as Directors are: Robert P. Collins and Steven L. Siemborski.

     PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR OTHERWISE TO P.O. BOX 1628, BOSTON, MA 02105-1628, SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.


                                                         ------------------
          CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE
                                                                 SIDE
                                                         ------------------

                                DETACH HERE                         FGA, FGB 2


 ___
|   |PLEASE MARK
| X |VOTES AS IN
|___|THIS EXAMPLE.                                                      _____
                                                                             |
                                                                             |
                                                                             |
     1. Election of all Nominees as Directors.     DIRECTORS RECOMMEND
                                                     A VOTE "FOR" THE
        Nominees: Robert P. Collins and                  PROPOSAL.
                  Steven L. Siemborski


              FOR           WITHHELD
              ___              ___
             |   |            |   |
             |   |            |   |
             |___|            |___|


       ___
      |   |
      |   |
      |___|_______________________________________
           For both nominees except as noted above


                                                                          ___
                                                                         |   |
                         MARK HERE IF YOU PLAN TO ATTEND THE MEETING     |   |
                                                                         |___|

                                                                          ___
                                                                         |   |
                         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   |   |
                                                                         |___|

                         Please sign and return this Proxy Card so that your shares can be represented at the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.



Signature:________________________ Date:_______________


Signature:________________________ Date:_______________